Exhibit 99.1

QUEST DIAGNOSTICS REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

•	Revenues of $1.89 billion, up 0.3% on a reported basis and up 2.1% on an equivalent basis versus 2015

•	Reported diluted EPS of $1.34, down 43.0% from 2015 due to the gain on contribution to Q2 Solutions last year

•	Adjusted diluted EPS excluding amortization of $1.37, up 7.0% from 2015

•	Cash provided by operations of $301 million, up 41.7% from 2015

•	Full year EPS outlook narrowed

MADISON, N.J., OCTOBER 20, 2016 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that for the third quarter ended September 30, 2016, reported net income was $192 million, or $1.34 per diluted share, compared to $342 million, or $2.35 per diluted share, in 2015.

Adjusted net income was $182 million, compared to $172 million in 2015. Adjusted diluted EPS excluding amortization was $1.37 in the quarter, compared to $1.28 in 2015. In the third quarter of 2016, reported net income benefitted by $10 million after tax, or $0.07 per diluted share, principally associated with a gain on escrow recovery associated with an acquisition partially offset by restructuring and integration charges. In the third quarter of 2015, reported net income benefitted from the gain on the contribution to Q Squared Solutions, the clinical trials joint venture with Quintiles, totaling $189 million after tax, or $1.30 per diluted share. This benefit was partially offset by net charges of $19 million after tax, or $0.13 per diluted share, primarily related to restructuring and integration charges.

Third quarter 2016 revenues were $1.89 billion. Revenues grew 0.3% versus the prior year on a reported basis, and grew 2.1% on an equivalent basis. 2015 equivalent revenues exclude third quarter 2015 Celera and Focus Diagnostics products revenues. Diagnostic Information Services revenues grew 2.1% compared to a year ago. Volume, measured by the number of requisitions, grew 2.0% versus the prior year and revenue per requisition was flat.

“We grew reported revenues 0.3% in the third quarter and equivalent revenues were up by more than 2%, demonstrating good progress in 2016, driven in part by our expanding health system relationships,” said Steve Rusckowski, President and CEO. “The relationships we’ve announced this year, including those with Optum, HCA, Safeway, Ancestry, IBM, and others, position us for continued accelerating growth and will help us drive operational excellence. Based on our results through the third quarter we are narrowing our EPS guidance range and are on track to meet our commitments for the year.”

For the third quarter of 2016, reported operating income was $322 million, or 17.1% of revenues, compared to $631 million, or 33.6% of revenues, in 2015. Adjusted operating income was $320 million, or 17.0% of revenues, compared to $325 million, or 17.3% of revenues, in 2015. Third quarter 2015 reported operating income benefitted from the $334 million pre-tax gain on the contribution to the clinical trials joint venture. Cash provided by operations was $301 million in the third quarter of 2016, compared to $212 million in the third quarter of 2015.

Year to Date Performance

Revenues were $5.65 billion for the first nine months of 2016. Revenues grew 0.2% versus the prior year on a reported basis, and grew 2.8% on an equivalent basis.  Reported net income for the first nine months of 2016 was $490 million, or $3.42 per diluted share, compared to $521 million, or $3.58 per diluted share, in 2015.  Reported net income in 2016 was negatively impacted by charges of $19 million after tax, or $0.13 per diluted share, principally associated with expenses related to restructuring and integration activities and the early retirement of debt, partially offset by the gain on the sale of the company’s Focus Diagnostics products business and a gain on escrow recovery associated with an acquisition. Reported net income in 2015 was favorably impacted by a net benefit of $38 million, or $0.27 per diluted share, due to the gain on the contribution to the clinical trials joint venture partially offset by charges associated with the early retirement of debt as well as restructuring and integration expenses. Adjusted net income was $509 million for the first nine months of 2016, compared to $483 million in 2015.  Adjusted diluted EPS excluding amortization was $3.84 for the first nine months of 2016, compared to $3.58 in 2015.

On a reported basis, operating income was $1.0 billion, or 17.7% of revenues, compared to $1.16 billion, or 20.5% of revenues, in 2015.  Adjusted operating income for the first nine months of 2016 was $925 million, or 16.4% of revenues, compared to $915 million, or 16.2% of revenues for 2015. Cash provided by operations for the nine months of 2016 was $765 million, compared to $549 million in 2015.

Outlook for Full-Year 2016

For 2016, the company estimates results, before special items, as follows:

•
Revenues to be approximately $7.51 billion, an increase of approximately 0.5% over 2015 on a reported basis, and an increase of approximately 2.5% over 2015 on an equivalent basis. This compares to previous guidance of revenues between $7.47 billion and $7.54 billion. For further details, see note 9 of the financial tables.

•
Revenues on an equivalent basis for full year 2015 were $7.32 billion.  This represents the company's reported revenues, excluding $85 million in 2015 clinical trials testing revenues and $84 million in revenues representing all Celera products revenue for 2015 and Focus Diagnostics products revenue subsequent to April 2015.

•
Reported diluted EPS to be between $4.47 and $4.52, compared to previous guidance of $4.18 and $4.33. Adjusted diluted EPS excluding amortization to be between $5.07 and $5.12, compared to $5.02 and $5.17 previously. For further details, see note 8 of the financial tables.

•	Cash provided by operations to approximate $1 billion. This compares to previous guidance of reported cash provided by operations to approximate $880 million.

•	Capital expenditures to approximate $250 million, compared to previous guidance of between $250 million and $300 million.

Note on Non-GAAP Financial Measures

As used in this press release the term “reported” refers to measures under the accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP measures as follows: (i) for the purpose of income measures the term “adjusted” refers to operating performance measures that exclude special items such as the gain on sale of the Focus Diagnostics products business, gain on the contribution to the clinical trials joint venture, retirement of debt and related refinancing charges, restructuring and integration charges, and other items; (ii) the term “adjusted diluted EPS excluding amortization” represents the company's diluted EPS before the impact of special items and amortization; and (iii) reference to “revenues on an equivalent basis” when comparing 2016 results to 2015 represents 2015 reported revenues excluding all clinical trials testing and Celera products revenues and Focus Diagnostics products revenues subsequent to April 2015.

Non-GAAP “adjusted” measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP “adjusted” measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts or for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The attached tables include reconciliations of adjusted measures to GAAP measures.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 773-681-5898, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 866-435-1319 for domestic callers or 203-369-1017 for international callers. Telephone replays will be available from 10:30 a.m. Eastern Time on October 20, 2016 until midnight Eastern Time on November 19, 2016. Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 44,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2016 and 2015
(in millions, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net revenues	$1,885	$1,880	$5,654	$5,644

Operating costs, expenses and other income:
Cost of services	1,157	1,162	3,456	3,507
Selling, general and administrative	409	402	1,281	1,250
Amortization of intangible assets	18	20	54	61
Gain on disposition of business	—	(334)	(118)	(334)
Other operating income, net	(21)	(1)	(20)	—
Total operating costs, expenses and other income, net	1,563	1,249	4,653	4,484

Operating income	322	631	1,001	1,160

Other income (expense):
Interest expense, net	(37)	(35)	(107)	(117)
Other income (expense), net	4	(4)	(50)	(146)
Total non-operating expenses, net	(33)	(39)	(157)	(263)

Income before income taxes and equity in earnings of equity method investees	289	592	844	897
Income tax expense	(95)	(239)	(345)	(359)
Equity in earnings of equity method investees, net of taxes	11	1	30	15
Net income	205	354	529	553
Less: Net income attributable to noncontrolling interests	13	12	39	32
Net income attributable to Quest Diagnostics	$192	$342	$490	$521

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$1.37	$2.37	$3.46	$3.61

Diluted	$1.34	$2.35	$3.42	$3.58

Weighted average common shares outstanding:
Basic	139	144	141	144
Diluted	142	145	143	145

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
September 30, 2016 and December 31, 2015
(in millions, except per share data)
(unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$406	$133
Accounts receivable, net	966	901
Inventories	82	84
Prepaid expenses and other current assets	179	207
Assets held for sale	9	176
Total current assets	1,642	1,501
Property, plant and equipment, net	952	925
Goodwill	6,000	5,905
Intangible assets, net	972	984
Investment in equity method investees	452	473
Other assets	155	174
Total assets	$10,173	$9,962

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,039	$1,014
Current portion of long-term debt	7	159
Total current liabilities	1,046	1,173
Long-term debt	3,815	3,492
Other liabilities	542	514
Redeemable noncontrolling interest	76	70
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both September 30, 2016 and December 31, 2015; 216 shares issued at both September 30, 2016 and December 31, 2015	2	2
Additional paid-in capital	2,526	2,481
Retained earnings	6,520	6,199
Accumulated other comprehensive loss	(61)	(38)
Treasury stock, at cost; 77 shares and 73 shares at September 30, 2016 and December 31, 2015, respectively	(4,324)	(3,960)
Total Quest Diagnostics stockholders' equity	4,663	4,684
Noncontrolling interests	31	29
Total stockholders' equity	4,694	4,713
Total liabilities and stockholders' equity	$10,173	$9,962

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2016 and 2015
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$529	$553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	186	230
Provision for doubtful accounts	242	232
Deferred income tax provision	19	138
Stock-based compensation expense	52	39
Gain on disposition of business	(118)	(334)
Other, net	(15)	(4)
Changes in operating assets and liabilities:
Accounts receivable	(316)	(214)
Accounts payable and accrued expenses	43	(35)
Income taxes payable	74	(15)
Termination of interest rate swap agreements	54	—
Other assets and liabilities, net	15	(41)
Net cash provided by operating activities	765	549

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(139)	(41)
Proceeds from disposition of businesses	270	—
Capital expenditures	(165)	(169)
Investment in equity method investee	—	(37)
(Increase) decrease in investments and other assets	(11)	10
Net cash used in investing activities	(45)	(237)

Cash flows from financing activities:
Proceeds from borrowings	1,869	2,214
Repayments of debt	(1,722)	(2,235)
Purchases of treasury stock	(440)	(174)
Exercise of stock options	63	58
Employee payroll tax withholdings on stock issued under stock-based compensation plans	(10)	(6)
Dividends paid	(168)	(158)
Distributions to noncontrolling interests	(31)	(28)
Sale of noncontrolling interest in subsidiary	—	51
Payment of deferred business acquisition consideration	—	(51)
Other financing activities, net	(8)	(52)
Net cash used in financing activities	(447)	(381)

Net change in cash and cash equivalents	273	(69)
Cash and cash equivalents, beginning of period	133	192
Cash and cash equivalents, end of period	$406	$123

Cash paid during the period for:
Interest	$116	$151
Income taxes	$262	$249

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Net income attributable to Quest Diagnostics	$192	$342	$490	$521
Less: earnings allocated to participating securities	2	2	3	3
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$190	$340	$487	$518

Weighted average common shares outstanding - basic	139	144	141	144
Effect of dilutive securities:
Stock options and performance share units	3	1	2	1
Weighted average common shares outstanding - diluted	142	145	143	145

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$1.37	$2.37	$3.46	$3.61

Diluted	$1.34	$2.35	$3.42	$3.58

2)
In the second quarter of 2016, the company elected to early adopt the accounting standard update that simplifies several aspects of the accounting for stock-based compensation award transactions, including the income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows and accounting for forfeitures, effective January 1, 2016. As a result, certain reclassifications have been made to the prior period financial statements to conform with the current period presentation.

3)	The following tables reconcile reported GAAP results to non-GAAP adjusted results:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(dollars in millions, except per share data)
Adjusted operating income:
Operating income	$322	$631	$1,001	$1,160
Gain on disposition of business (a)	—	(334)	(118)	(334)
Restructuring and integration charges (b)	18	29	55	83
Other (c)	(20)	(1)	(13)	6
Adjusted operating income	$320	$325	$925	$915

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	17.1%	33.6%	17.7%	20.5%
Gain on disposition of business (a)	—	(17.8)	(2.1)	(5.9)
Restructuring and integration charges (b)	1.0	1.5	1.0	1.5
Other (c)	(1.1)	—	(0.2)	0.1
Adjusted operating income as a percentage of net revenues	17.0%	17.3%	16.4%	16.2%

Adjusted net income:
Net income attributable to Quest Diagnostics	$192	$342	$490	$521
Gain on disposition of business (a)	—	(334)	(118)	(334)
Retirement of debt and related refinancing charges (d)	—	—	48	150
Restructuring and integration charges (b)	18	34	58	88
Other (c)	(20)	(1)	(6)	6
Income tax expense (benefit) associated with the special items above (e)	(8)	131	37	52
Adjusted net income	$182	$172	$509	$483

Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$1.34	$2.35	$3.42	$3.58
Gain on disposition of business (a) (e)	—	(1.30)	(0.24)	(1.30)
Retirement of debt and related refinancing charges (d) (e)	—	(0.01)	0.21	0.63
Restructuring and integration charges (b) (e)	0.08	0.14	0.25	0.37
Other (c) (e)	(0.15)	—	(0.09)	0.03
Amortization expense (f)	0.10	0.10	0.29	0.27
Adjusted diluted EPS excluding amortization expense	$1.37	$1.28	$3.84	$3.58

Revenue on an equivalent basis:
Net revenues	$1,885	$1,880	$5,654	$5,644
Excluded revenue (g)	—	(34)	—	(145)
Revenue on an equivalent basis	$1,885	$1,846	$5,654	$5,499

(a)
For the nine months ended September 30, 2016, represents the pre-tax gain on the sale of our Focus Diagnostics products business to DiaSorin S.p.A. for $300 million in cash, or $293 million net of transaction costs and working capital adjustments, which includes $25 million of proceeds held in escrow. For the three and nine months ended September 30, 2015, represents the gain associated with the contribution of our clinical trials testing business to Q2 Solutions, the clinical trials joint venture with Quintiles Transnational Holdings Inc.

(b)
For the three and nine months ended September 30, 2016, represents costs primarily associated with systems conversions and integration incurred in connection with further restructuring and integrating our business. For the three and nine months ended September 30, 2015, represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the company's consolidated statements of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(dollars in millions)
Cost of services	$8	$20	$25	$51
Selling, general and administrative	10	9	30	32
Operating income	$18	$29	$55	$83

Equity in earnings of equity method investees, net of taxes	$—	$5	$3	$5

(c)
For the three months ended September 30, 2016, primarily represents a gain on escrow recovery associated with an acquisition. For the nine months ended September 30, 2016, primarily represents a gain on escrow recovery associated with an acquisition, partially offset by costs associated with winding down subsidiaries, non-cash asset impairment charges and costs incurred related to certain legal matters. For the nine months ended September 30, 2015, primarily represents non-cash asset impairment charges primarily associated with our Celera products business and costs incurred related to certain legal matters, partially offset by a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health, Inc. ("Summit Health") acquisition. The following table summarizes the pre-tax impact of these other items on the company's consolidated statements of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(dollars in millions)
Selling, general and administrative	$—	$—	$6	$7
Other operating income, net	(20)	(1)	(19)	(1)
Operating income	$(20)	$(1)	$(13)	$6

Other non-operating expense, net	$—	$—	$7	$—

(d)
For the nine months ended September 30, 2016, represents charges associated with the March 2016 cash tender offer where the company purchased $200 million of its 6.95% Senior Notes due July 2037 and 5.75% Senior Notes due January 2040. For the nine months ended September 30, 2015, represents: charges associated with the March 2015 cash tender offer where the company purchased $250 million aggregate principal amount of its 6.95% Senior Notes due July 2037 and 5.75% Senior Notes due January 2040; and charges associated with the April 2015 redemption where the company redeemed all of its 5.45% Senior Notes due November 2015, $150 million of its 3.2% Senior Notes due April 2016 and all of its 6.4% Senior Notes due July 2017. The following table summarizes the pre-tax impact of retirement of debt and related refinancing charges on the company's consolidated statements of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(dollars in millions)
Interest expense, net	$—	$—	$—	$6
Other non-operating expense, net	—	—	48	144
	$—	$—	$48	$150

(e)
For the nine months ended September 30, 2016, for the gain on disposition of business, income tax expense resulted in a combined tax rate of 71.4%, which was significantly in excess of the combined statutory rate due to a lower tax basis in the assets sold, specifically the goodwill associated with the disposition. For the nine months ended September 30, 2015, for the gain on disposition of business, income tax expense resulted in a combined tax rate of 43.3%. For the retirement of debt and related refinancing charges, income tax benefits were calculated using a combined tax rate of 38.9% and 40% for 2016 and 2015, respectively. For the restructuring and integration charges and other items, income tax impacts, where recorded, were calculated using combined tax rate of 38.9% for both 2016 and 2015. The following table summarizes the income tax expense (benefit) associated with the special items:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(dollars in millions)
Gain on disposition of business	$—	$145	$84	$145
Retirement of debt and related refinancing charges	—	(2)	(18)	(58)
Restructuring and integration charges	(8)	(13)	(23)	(34)
Other	—	1	(6)	(1)
	$(8)	$131	$37	$52

(f)
Represents the impact of amortization expense on diluted earnings per common share, net of the income tax benefit. The income tax benefit was primarily calculated using a combined tax rate of 38.9% for 2016 and 2015. The pre-tax amortization expense that is excluded from the calculation of adjusted diluted EPS excluding amortization expense is recorded in the company's statements of operations as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(dollars in millions)
Amortization of intangible assets	$18	$20	$54	$61
Equity in earnings of equity method investees, net of taxes	4	4	12	4
	$22	$24	$66	$65

(g)
Effective July 1, 2015, the company contributed its clinical trials testing business to the Q2 Solutions joint venture. In 2016, the company wound down its Celera products business and completed its exit from the products business as a result of the sale of Focus Diagnostics products on May 13, 2016. For the three months ended September 30, 2015, excluded revenue represents Celera products and Focus Diagnostics products reported revenues. Excluded revenue for the nine months ended September 30, 2015, represents clinical trials testing reported revenues for the first and second quarters of 2015, Celera products reported revenues for the first, second and third quarters of 2015 and Focus Diagnostics products revenues subsequent to April 2015.

4)
For the nine months ended September 30, 2016, the company recorded income tax expense of $84 million associated with the gain on sale of our Focus Diagnostics products business, consisting of $91 million of current income tax expense and a deferred income tax benefit of $7 million. In connection with the gain associated with the contribution of our clinical trial testing business to the Q2 Solutions joint venture, the company recorded a deferred income tax liability of $145 million for the three and nine months ended September 30, 2015.

5)
Other operating income, net includes miscellaneous income and expense items related to operating activities. For the three and nine months ended September 30, 2016, other operating income, net principally consists of a gain on an escrow recovery associated with an acquisition. Other operating income, net for the nine months ended September 30, 2015, principally includes non-cash asset impairment charges primarily associated with our Celera products business, essentially offset by a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition.

6)
Other income (expense), net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments, other non-operating assets and early retirement of debt. For the nine months ended September 30, 2016, other income (expense), net includes $48 million of charges on the retirement of debt associated with the March 2016 cash tender offer and non-cash asset impairment charges associated with certain investments of $7 million. Other income (expense), net for the nine months ended September 30, 2015 includes $144 million of charges on the retirement of debt associated with March 2015 tender offer and April 2015 redemption.

7)
For the nine months ended September 30, 2016, the company repurchased 5.7 million shares of its common stock for $440 million, including 3.1 million shares repurchased under an accelerated share repurchase agreement during the second and third quarters of 2016 for $250 million.

At September 30, 2016, $532 million remained available under the company’s share repurchase authorizations.

8)
The outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2016 before the impact of special items and amortization expense. Further impacts to earnings related to special items may be incurred throughout the remainder of the year. The following table reconciles our 2016 outlook for adjusted diluted EPS excluding amortization expense to the corresponding amounts determined under GAAP:

	Low	High
	(dollars in millions, except per share data)
Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$4.47	$4.52
Gain on disposition of business (a)	(0.24)	(0.24)
Retirement of debt and related refinancing charges (b)	0.21	0.21
Restructuring and integration charges (c)	0.34	0.34
Other (d)	(0.09)	(0.09)
Amortization expense (e)	0.38	0.38
Adjusted diluted EPS excluding amortization expense	$5.07	$5.12

(a)	Represents the pre-tax gain of $118 million on the sale of our Focus Diagnostics products business.

(b)	Represents pre-tax charges of $48 million associated with the retirement of debt and related refinancing charges in connection with the March 2016 cash tender offer.

(c)
Represents estimated full year pre-tax charges of $80 million primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined tax rate of 38.9%.

(d)
Represents a net pre-tax gain of $6 million primarily associated with a gain on escrow recovery associated with an acquisition, partially offset by costs associated with winding down subsidiaries, non-cash asset impairment charges and costs incurred related to certain legal matters through September 30, 2016.

(e)
Represents the full year impact of amortization expense on the calculation of adjusted diluted EPS excluding amortization expense. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$72
Amortization expense included in equity in earnings of equity method investees	17
Total pre-tax amortization expense	$89

Total amortization expense, net of an estimated tax benefit	$55

9)
The updated outlook for 2.5% revenue growth on an equivalent basis in 2016 represents management’s revenue estimates for 2016 versus reported 2015 revenues adjusted to exclude: the 2015 revenues from the clinical trials testing and Celera products businesses; and certain 2015 revenues from the Focus Diagnostics products business. In 2015, the company contributed its clinical trials testing business to the Q2 Solutions joint venture. In 2016, the company wound down its Celera products business and completed its exit from the products business as a result of the sale of Focus Diagnostics products on May 13, 2016. The following table reconciles our 2015 net revenues determined under GAAP with equivalent revenue for 2015:

	Three Months Ended				Year Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
	(dollars in millions)
2015 Revenue on an equivalent basis:
Net revenues	$1,839	$1,925	$1,880	$1,849	$7,493
Excluded revenue:
Clinical trials (a)	(40)	(45)	—	—	(85)
Products (b)	(7)	(19)	(34)	(24)	(84)
2015 Revenue on an equivalent basis	$1,792	$1,861	$1,846	$1,825	$7,324

2016 Revenue outlook:
2015 Revenue on an equivalent basis					$7,324
2016 Equivalent revenue growth					2.5%
2016 Revenue outlook					$7,510

(a)
Effective July 1, 2015, the company contributed its clinical trials testing business to the Q2 Solutions joint venture. Clinical trials testing revenues reported in the first and second quarters of 2015 are excluded to provide 2015 revenue on an equivalent basis.

(b)	Celera products revenues reported during 2015 and Focus Diagnostics products revenues subsequent to April 2015 have been excluded to provide 2015 revenue on an equivalent basis.